Exhibit 99

Chrysler Financial	Distribution Date:	10-Jan-05
DaimlerChrysler Auto Trust 2004-B Monthly Servicer’s Certificate (HW)		Page 1 of 2

Payment Determination Statement Number	6
Distribution Date	10-Jan-05

Dates Covered	From and Including	To and Including
Collections Period	01-Dec-04	31-Dec-04
Accrual Period	08-Dec-04	09-Jan-05
30/360 Days	30
Actual/360 Days	33

	Number of
Collateral Pool Balance Data	Accounts	$Amount

Pool Balance — Beginning of Period	81,157	1,351,305,686.74
Collections of Installment Principal		27,939,419.91
Collections Attributable to Full Payoffs		18,370,101.75
Principal Amount of Repurchases		0.00
Principal Amount of Gross Losses		2,312,293.80

Pool Balance — End of Period	79,089	1,302,683,871.28

Pool Statistics		End of Period

Initial Pool Balance (Pool Balance at the Purchase Date)		1,591,599,286.14
Pool Factor (Pool Balance as a Percent of Initial Pool Balance)		81.85%

Ending O/C Amount		106,927,745.32
Coverage Ratio (Ending Pool Balance as a Percent of Ending Notes)		108.94%

Cumulative Net Losses		2,549,869.75
Net Loss Ratio (3 mo. Weighted Avg.)		0.68890%
Cumulative Recovery Ratio		50.21%
60+ Days Delinquency Amount		4,253,170.36
Delinquency Ratio (3 mo. Weighted Avg.)		0.30240%

Weighted Average APR		6.122%
Weighted Average Remaining Term (months)		48.33
Weighted Average Seasoning (months)		14.44

Chrysler Financial DaimlerChrysler Auto Trust 2004-B Monthly Servicer’s Certificate (HW)	Distribution Date: 10-Jan-05 Page 2 of 2

Cash Sources
Collections of Installment Principal	27,939,419.91
Collections Attributable to Full Payoffs	18,370,10.75

Principal Amount of Repurchases	0.00	O/C Release (Prospectus pg S18-S20)
Recoveries on Loss Accounts	1,101,954.58	Pool Balance	1,302,683,871.28
Collections of Interest	6,845,604.47	Yield Supplement O/C Amount	(51,991,005.35)

Investment Earnings	69,850.94	Adjusted Pool Balance	1,250,692,865.93
Reserve Account	3,750,000.00

Total Sources	58,076,931.65	Total Securities	1,195,756,125.96

		Adjusted O/C Amount	54,936,739.97

Cash Uses
Servicer Fee	1,126,088.07	Target Overcollateralization Amount	62,534,643.30
A Note Interest	2,925,646.06
Priority Principal Distribution Amount	0.00	O/C Release Period?	No
B Note Interest	145,874.00
Reserve Fund	3,750,000.00	O/C Release	0.00
Regular Principal Distribution Amount	50,129,322.52
Distribution to Certificateholders	0.00

Total Cash Uses	58,076,931.65

Administrative Payment
Total Principal and Interest Sources	58,06,931.65
Investment Earnings in Trust Account	(69,850.94)
Daily Collections Remitted	(55,226,041.60)
Cash Reserve in Trust Account	(3,750,000.00)
Servicer Fee (withheld)	(1,126,088.07)
O/C Release to Seller	0.00

Payment Due to/(from) Trust Account	(2,095,048.96)

	Beginning	Ending	Principal	Principal per	Interest	Interest per
	Balance	Balance	Payment	$1000 Face	Payment	$1000 Face	Original
Notes
Class A-1 380,000,000 @ 1.72%	125,885,448.48	75,756,125.96	50,129,322.52	131.9192698	198,479.39	0.5223142	380000000
Class A-2 427,000,000 @ 2.48%	375,000,000.00	375,000,000.00	0.00	0.0000000	775,000.00	2.0666667	375000000
Class A-3 366,000,000 @ 3.18%	480,000,000.00	480,000,000.00	0.00	0.0000000	1,272,000.00	2.6500000	480000000
Class A-4 282,000,000 @ 3.71%	220,000,000.00	220,000,000.00	0.00	0.0000000	680,166.67	3.0916667	220000000
Class B 45,000,000 @ 3.89%	45,000,000.00	45,000,000.00	0.00	0.0000000	145,875.00	3.2416667	45000000

Total Notes	1,245,885,448.48	1,195,756,125.96	50,129,322.52		3,071,521.06		1,500,000,000.00

     * Class A-1 Interest is computed on an Actual/360 Basis. Days in current period           33